Exhibit (g)(2)
CUSTODY AGREEMENT
     AGREEMENT, dated as of April 5, 2011 between Goldman Sachs Trust and Goldman Sachs Variable Insurance Trust, a statutory trust organized and existing under the laws of the State of Delaware having its principal office and place of business at 200 West Street, New York, New York 10282 (the “Fund”) and The Bank of New York Mellon, a New York corporation authorized to do a banking business having its principal office and place of business at One Wall Street, New York, New York 10286 (“Custodian”).
W I T N E S S E T H:
that for and in consideration of the mutual promises hereinafter set forth the Fund and Custodian agree as follows:
ARTICLE I
DEFINITIONS
     Whenever used in this Agreement, the following words shall have the meanings set forth below:
     1. “Authorized Person” shall be any person, whether or not an officer or employee of the Fund, duly authorized by the Fund’s board to execute any Certificate or to give any Oral Instruction with respect to one or more Accounts, such persons to be designated in a Certificate annexed hereto or such other Certificate as may be received by Custodian from time to time.
     2. “Custodian Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.
     3. “Book Entry System” shall mean the Federal Reserve/Treasury book entry system for receiving and delivering securities, its successors and nominees.
     4. “Business Day” shall mean any day on which Custodian and relevant Depositories are open for business.
     5. “Certificate” shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to Custodian, which is actually received by Custodian by letter or facsimile transmission and signed on behalf of the Fund by an Authorized Person or a person reasonably believed by Custodian to be an Authorized Person.
     6. “Composite Currency Unit” shall mean the Euro or any other composite currency unit consisting of the aggregate of specified amounts of specified currencies, as such unit may be constituted from time to time.
     7. “Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and Exchange Commission identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.

     8. “Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended (the “1940 Act”), identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.
     9. “Instructions” shall mean instructions which are received by Custodian in writing or via Custodian’s electronic instruction system, SWIFT, tested telex, facsimile or such other methods as are for the time being agreed by Fund (or an Authorized Person) and Custodian.
     10. “Oral Instructions” shall mean verbal instructions received by Custodian from an Authorized Person or from a person reasonably believed by Custodian to be an Authorized Person.
     11. “Series” shall mean the various portfolios, if any, of the Fund listed on Schedule I hereto, and if none are listed references to Series shall be references to the Fund.
     12. “Securities” shall include, without limitation, any common stock and other equity securities, bonds, debentures and other debt securities, notes, mortgages or other obligations, and any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository or by a Subcustodian).
     13. “Subcustodian” shall mean a bank (including any branch thereof) or other financial institution (other than a Foreign Depository) that is eligible to serve as a fund custodian pursuant to the 1940 Act and which is utilized by Custodian in connection with the purchase, sale or custody of Securities hereunder and identified to the Fund from time to time, and their respective successors and nominees.
ARTICLE II
APPOINTMENT OF CUSTODIAN; ACCOUNTS;
REPRESENTATIONS, WARRANTIES, AND COVENANTS
     1. (a) The Fund hereby appoints Custodian as custodian of all Securities and cash at any time delivered to Custodian during the term of this Agreement, and authorizes Custodian to hold Securities in registered form in its name or the name of its nominees. Custodian hereby accepts such appointment and agrees to establish and maintain one or more securities accounts and cash accounts for each Series in which Custodian will hold Securities and cash as provided herein. Custodian shall maintain books and records segregating the assets of each Series from the assets of any other Series. Such accounts (each, an “Account”; collectively, the “Accounts”) shall be in the name of the Fund on behalf of each of its Series.
          (b) Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Fund and Custodian may agree upon (each a “Special Account”), and Custodian shall reflect therein such assets as the Fund may specify in a Certificate or Instructions.
          (c) Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, future commission merchant or other third party identified in a Certificate or Instructions such accounts on such terms and conditions as the Fund and

Custodian shall agree, and Custodian shall transfer to such account such Securities and money as the Fund may specify in a Certificate or Instructions.
     2. The Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each delivery of a Certificate or each giving of Oral Instructions or Instructions by the Fund, that:
          (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;
          (b) This Agreement has been duly authorized, executed and delivered by the Fund, approved by a resolution of its board, constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;
          (c) It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;
          (d) It will not knowingly use the services provided by Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Fund;
          (e) Its board or its foreign custody manager, as defined in Rule 17f-5 under the 1940 Act, has determined that use of each Subcustodian (including any Replacement Custodian) which Custodian is authorized to utilize in accordance with Section 1(a) of Article III hereof satisfies the applicable requirements of the 1940 Act and Rule 17f-5 thereunder;
          (f) The Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the 1940 Act;
          (g) It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions and delivering Certificates to Custodian, shall, and shall cause each Authorized Person, to safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by it, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances, and acknowledges and agrees that Instructions need not be reviewed by Custodian, may conclusively be presumed by Custodian to have been given by person(s) duly authorized, and may be acted upon as given;
          (h) It shall manage its borrowings, including, without limitation, any advance or overdraft (including any day-light overdraft) in the Accounts, so that the aggregate of its total borrowings for each Series does not exceed the amount such Series is permitted to borrow under the 1940 Act;
          (i) Its transmission or giving of, and Custodian acting upon and in reliance on, Certificates, Instructions, or Oral Instructions pursuant to this Agreement shall at all times comply with the 1940 Act;
          (j) It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose;
          (k) It has the right to make the pledge and grant the security interest and security entitlement to Custodian contained in Section 1 of Article V hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims, or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as Custodian may require to assure such priority; and
     3. Custodian hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each receipt of a Certificate or Oral Instructions or Instructions by the Fund, that:
          (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;
          (b) This Agreement has been duly authorized, executed and delivered by Custodian, constitutes a valid and legally binding obligation of Custodian, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights or by equitable principles generally applied, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;
          (c) It will not knowingly use the Securities and cash delivered to it pursuant to this Agreement in any manner that is, or will result in, a violation of any law, rule or regulation applicable to Custodian;
          (d) It has established policies and procedures reasonably designed to prevent violation of applicable federal and state laws and regulations.
          (e) It will not provide services hereunder in any manner that is, or will result in, a violation of any applicable law, rule or regulation;
          (f) Custodian will submit to the Fund on an annual basis a copy of its report prepared in compliance with the requirements of Statement of Auditing Standards No. 70 issued by the American Institute of Certified Public Accountants, as it may be amended from time to time, or such other similar report or attestation used by professional custodians relating to their internal controls.

          (g) Custodian will provide the Fund with the results of any regulatory examination, notice or other communication from a regulatory agency that could materially impact the services provider under this Agreement;
          (h) It has adopted a Code of Conduct for employees providing services under this Agreement with respect to the employees’ personal trading activities;
          (i) It has at least the minimum qualifications required by Section 17(f)(1) of the 1940 Act to act as custodian of the Securities and cash of the Fund;
          (j) It will notify the Fund regarding any material compliance matter or any material change to the Custodian’s compliance program that materially affects the services provided pursuant to this Agreement; and
     4. The Fund hereby covenants that it shall from time to time complete and execute and deliver to Custodian upon Custodian’s request a Form FR U-1 (or successor form) whenever the Fund borrows from Custodian any money to be used for the purchase or carrying of margin stock as defined in Federal Reserve Regulation U.
ARTICLE III
CUSTODY AND RELATED SERVICES
     1. (a) Subject to the terms hereof, the Fund hereby authorizes Custodian to hold any Securities received by it from time to time for the Fund’s account. Custodian shall be entitled to utilize, subject to subsection (c) of this Section 1, Depositories, Subcustodians, and, subject to subsection (d) of this Section 1, Foreign Depositories, to the extent possible in connection with its performance hereunder. Securities and cash held in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Securities and cash held through Subcustodians shall be held subject to the terms and conditions of Custodian’s agreements with such Subcustodians. Subcustodians may be authorized to hold Securities in Foreign Depositories in which such Subcustodians participate. Unless otherwise required by local law or practice or a particular Subcustodian agreement, Securities deposited with a Subcustodian, a Depositary or a Foreign Depository will be held in a commingled account, in the name of Custodian, holding only Securities held by Custodian as custodian for its customers. Custodian shall identify on its books and records the Securities and cash belonging to the Fund, and its separate Series, whether held directly or indirectly through Depositories, Foreign Depositories, or Subcustodians. Custodian shall, directly or indirectly through Subcustodians, Depositories, or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration, or where such Securities are acquired. Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (the “Replacement Subcustodian”). In the event Custodian selects a Replacement Subcustodian, Custodian shall not utilize such Replacement Subcustodian until after the Fund’s board or foreign custody manager has determined that utilization of such Replacement Subcustodian satisfies the requirements of the 1940 Act and Rule 17f-5 thereunder.

          (b) Unless Custodian has received a Certificate or Instructions to the contrary, Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Fund by such Subcustodian, and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.
          (c) With respect to each Depository, Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository, and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of Custodian.
          (d) With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, including in advance of any transfer of assets to such Foreign Depository, to the extent reasonably practical under the circumstances, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. As used herein the term “Country Risks” shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the order execution of securities transactions or affect the value of securities.
     2. Custodian shall furnish the Fund with an advice of daily transactions (including a confirmation of each transfer of Securities) and a monthly summary of all transfers to or from the Accounts.
     3. With respect to all Securities held hereunder, Custodian shall, unless otherwise instructed to the contrary:
          (a) Receive all income and other payments and advise the Fund as promptly as practicable of any such amounts due but not paid;
          (b) Present for payment and receive the amount paid upon all Securities which may mature and advise the Fund as promptly as practicable of any such amounts due but not paid;
          (c) Forward to the Fund copies of all information or documents that it may actually receive from an issuer of Securities which, in the opinion of Custodian, are intended for the beneficial owner of Securities;

          (d) Execute, as custodian, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;
          (e) Hold directly or through a Depository, a Foreign Depository, or a Subcustodian all rights and similar Securities issued with respect to any Securities credited to an Account hereunder; and
          (f) Endorse for collection checks, drafts or other negotiable instruments.
     4. (a) Custodian shall notify the Fund of rights, notices, or discretionary actions with respect to Securities held hereunder, and of the date or dates by when such rights must be exercised or such action must be taken, provided that Custodian has actually received, from the issuer or the relevant Depository (with respect to Securities issued in the United States) or from the relevant Subcustodian, Foreign Depository, or a nationally or internationally recognized bond or corporate action service to which Custodian subscribes (each, “Notice Provider”), timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken. Absent actual receipt of such notice, Custodian shall have no liability for failing to so notify the Fund. Custodian shall use commercially reasonable care in forwarding such notice to the relevant Fund. Custodian shall be reasonable in its selection of a Notice Provider other than a Foreign Depository.
          (b) Whenever Securities (including, but not limited to, warrants, options, tenders, options to tender or non mandatory puts or calls) confer discretionary rights on the Fund or provide for discretionary action or alternative courses of action by the Fund, the Fund shall be responsible for making any decisions relating thereto and for directing Custodian to act. Absent Custodian’s timely receipt of a Certificate or Instructions, Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities, unless attributable to Custodian’s own negligence or willful misconduct in discharging its duties hereunder.
     5. All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee. Custodian will make available to the Fund proxy voting services upon the request of, and for the jurisdictions selected by, the Fund in accordance with terms and conditions to be mutually agreed upon by Custodian and the Fund.
     6. Custodian shall promptly advise the Fund upon Custodian’s actual receipt of notification of the partial redemption, partial payment or other action affecting less than all Securities of the relevant class. If Custodian, any Subcustodian, any Depository, or any Foreign Depository holds any Securities in which the Fund has an interest as part of a fungible mass, Custodian, such Subcustodian, Depository, or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.
     7. Custodian shall not under any circumstances accept bearer interest coupons which have been stripped from United States federal, state or local government or agency securities unless explicitly agreed to by Custodian in writing.

     8. The Fund shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any cash or Securities held on behalf of the Fund or any transaction related thereto. The Fund shall indemnify Custodian and each Subcustodian for the amount of any Tax that Custodian, any such Subcustodian or any other withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of the Fund (including any payment of Tax required by reason of an earlier failure to withhold). Custodian shall, or shall instruct the applicable Subcustodian or other withholding agent to, withhold the amount of any Tax which is required to be withheld under applicable law upon collection of any dividend, interest or other distribution made with respect to any Security and any proceeds or income from the sale, loan or other transfer of any Security. In the event that Custodian or any Subcustodian is required under applicable law to pay any Tax on behalf of the Fund, Custodian is hereby authorized to withdraw cash from any cash account in the amount required to pay such Tax and to use such cash, or to remit such cash to the appropriate Subcustodian or other withholding agent, for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in all cash accounts is not sufficient to pay such Tax, Custodian shall promptly notify the Fund of the additional amount of cash (in the appropriate currency) required, and the Fund shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Custodian as specified herein. In the event that Custodian reasonably believes that Fund is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax which is otherwise required to be withheld or paid on behalf of the Fund under any applicable law, Custodian shall instruct the applicable Subcustodian or withholding agent to, either withhold or pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that Custodian shall have received from the Fund all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty. In the event that Custodian reasonably believes that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, Custodian and the applicable Subcustodian shall have no responsibility for the accuracy or validity of any forms or documentation provided by the Fund to Custodian hereunder. The Fund hereby agrees to indemnify and hold harmless Custodian and each Subcustodian in respect of any liability arising from any underwithholding or underpayment of any Tax which results from the inaccuracy or invalidity of any such forms or other documentation, and such obligation to indemnify shall be a continuing obligation of the Fund, its successors and assigns notwithstanding the termination of this Agreement.
     9. (a) For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in U.S. dollars to purchase the necessary foreign currency, or (ii) sufficient applicable foreign currency, to settle the transaction. Custodian shall provide the Fund with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by Custodian from Subcustodians, Depositories, and Foreign Depositories. Such funds shall be in U.S. dollars or such other currency as the Fund may specify to Custodian.

          (b) Any foreign exchange transaction effected by Custodian in connection with this Agreement may be entered with Custodian or a Custodian Affiliate acting as principal or otherwise through customary banking channels. The Fund may issue a standing Certificate or Instructions with respect to foreign exchange transactions, but Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund. The Fund shall bear all risks of investing in Securities or holding cash denominated in a foreign currency.
          (c) To the extent that Custodian has agreed to provide pricing or other information services in connection with this Agreement, Custodian is authorized to utilize any vendor (including brokers and dealers of Securities) reasonably believed by Custodian to be reliable to provide such information. The Fund understands that certain pricing information with respect to complex financial instruments (e.g., derivatives) may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may or may not be material. Where vendors do not provide information for particular Securities or other property, an Authorized Person may advise Custodian in a Certificate regarding the fair market value of, or provide other information with respect to, such Securities or property as determined by it in good faith. Custodian shall not be liable for any loss, damage or expense incurred as a result of errors or omissions with respect to any pricing or other information utilized by Custodian hereunder except to the extent that the Custodian has not fulfilled its standard of care under this Agreement. Notwithstanding the foregoing, Custodian shall be liable for the performance of any vendor selected by the Custodian that is a Custodian Affiliate to the same extent as Custodian would have been liable if it performed such services itself.
     10. Until such time as Custodian receives a certificate to the contrary with respect to a particular Security, Custodian may release the identity of the Fund to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and shareholder.
     11. Custodian shall continuously maintain such back-up systems and disaster recovery plans as are required by all applicable laws and regulations.
     12. Custodian shall provide sub-certifications as reasonably requested by the Funds in connection with any certification required by the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated thereunder.
     13. Custodian will provide a service level agreement which will be applicable to the services provided pursuant solely to the terms, conditions and limitations of this Agreement. Such service level agreement will be mutually agreed to by Custodian and the Fund.
     14. Upon request of a Fund, the Custodian will establish segregated accounts on behalf of a Fund to hold liquid or other assets as it shall be directed and shall increase or decrease the assets in such segregated accounts only as it shall be directed by subsequent Instruction.

ARTICLE IV
PURCHASE AND SALE OF SECURITIES;
CREDITS TO ACCOUNT
     1. Promptly after each purchase or sale of Securities by the Fund, the Fund shall deliver to Custodian a Certificate or Instructions, or with respect to a purchase or sale of a Security generally required to be settled on the same day the purchase or sale is made, Oral Instructions specifying all information Custodian may reasonably request to settle such purchase or sale. Custodian shall account for all purchases and sales of Securities on the actual settlement date unless otherwise agreed by Custodian.
     2. The Fund understands that when Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously. Notwithstanding any provision in this Agreement to the contrary, settlements, payments and deliveries of Securities may be effected by Custodian or any Subcustodian in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction in which the transaction occurs, including, without limitation, delivery to a purchaser or dealer therefor (or agent) against receipt with the expectation of receiving later payment for such Securities. The Fund assumes full responsibility for all credit risks involved in connection with such deliveries of Securities.
     3. Custodian may, as a matter of bookkeeping convenience or by separate agreement with the Fund, credit the Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until Custodian’s actual receipt of final payment and may be reversed by Custodian to the extent that final payment is not received. Custodian shall notify the Fund as promptly as practicable under the circumstances prior to any such reversal. Payment with respect to a transaction will not be “final” until Custodian shall have received immediately available funds which under applicable local law, rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction.
ARTICLE V
OVERDRAFTS OR INDEBTEDNESS
     1. If Custodian should in its sole discretion advance funds on behalf of any Series which results in an overdraft (including, without limitation, any day-light overdraft) because the money held by Custodian in an Account for such Series shall be insufficient to pay the total amount payable upon a purchase of Securities specifically allocated to such Series, as set forth in a Certificate, Instructions or Oral Instructions, or if an overdraft arises in the separate account of a Series for any other reason, including, without limitation, because of redemption activity, and any extension of credit related thereto or any overdrafts arising in connection therewith, including through any clearing or operating accounts, or a reversal of a conditional credit or the purchase of any currency, or if the Fund is for any other reason indebted to Custodian or its affiliates with respect to a Series, including any indebtedness to The Bank of New York Mellon under the Treasury Services Terms and Conditions, or Agreement for Shareholder Draft Processing Service applicable to the Fund (except a borrowing for investment or for temporary or emergency purposes using Securities as collateral pursuant to a separate agreement and subject to the provisions of Section 2 of this Article), such overdraft or indebtedness shall be deemed to be a loan made by Custodian to the Fund for such Series payable on demand and shall bear interest from the date incurred at a rate per annum ordinarily charged by Custodian to its institutional customers, as such rate may be adjusted from time to time. In addition, the Fund hereby agrees that Custodian shall to the maximum extent permitted by law have a continuing lien, security interest, and security entitlement in and to any property, including, without limitation, any investment property or any financial asset, of such Series at any time held by Custodian for the benefit of such Series or in which such Series may have an interest which is then in Custodian’s possession or control or in possession or control of any third party acting in Custodian’s behalf, as shall have a fair market value equal to the aggregate amount of all overdrafts of, or advances to, the Fund, together with any other indebtedness as contemplated herein or accrued interest, such lien, security interest and security entitlement to be effective only so long as such advance, overdraft, indebtedness or accrued interest thereon remains outstanding. The Fund authorizes Custodian, in its sole discretion, at any time to charge any such overdraft or indebtedness together with interest due thereon against any balance of account standing to such Series’ credit on Custodian’s books. Custodian shall as promptly as practicable under the circumstances notify the Fund when such Fund has an overdraft or indebtedness bearing interest as provided in this Section (1) or whenever Custodian intends to charge such overdraft or indebtedness to the balance of any Fund Account.
     2. If the Fund borrows money from any bank (including Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by Custodian hereunder as collateral for such borrowings, the Fund shall deliver to Custodian a Certificate specifying with respect to each such borrowing: (a) the Series to which such borrowing relates; (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to the Fund on the borrowing date, (f) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities, and (g) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the 1940 Act and the Fund’s prospectus. Custodian shall deliver on the borrowing date specified in a Certificate the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Certificate. Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. Custodian shall deliver such Securities as additional collateral as may be specified in a Certificate to collateralize further any transaction described in this Section. The Fund shall cause all Securities released from collateral status to be returned directly to Custodian, and Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in a Certificate the Series, the name of the issuer, the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by Custodian, Custodian shall not be under any obligation to deliver any Securities. In this event, Custodian shall notify the Fund that the Securities were not delivered, and the information that the Fund failed to specify in the Certificate.

ARTICLE VI
SALE AND REDEMPTION OF SHARES
     1. Whenever the Fund shall sell any shares issued by the Fund (“Shares”) it shall deliver to Custodian a Certificate or Instructions specifying the amount of money and/or Securities to be received by Custodian for the sale of such Shares and specifically allocated to an Account for such Series.
     2. Upon receipt of such money, Custodian shall credit such money to an Account in the name of the Series for which such money was received.
     3. Except as provided hereinafter, whenever the Fund desires Custodian to make redemption payments out of the money held by Custodian hereunder, or through extensions of credit requested by the Fund or overdrafts arising from Certificates, Instructions or Oral Instructions issued by the Fund, at Custodian’s sole discretion and subject to Article V above, in connection with a redemption of any Shares (“Redemption Credit”), it shall furnish to Custodian a Certificate or Instructions specifying the total amount to be paid for such Shares, including the allocation of Redemption Credit obligations amongst the Series. Custodian shall make payment of such total amount to the transfer agent specified in such Certificate or Instructions out of the money held in an Account of the appropriate Series and/or through Redemption Credit identified by the Fund as an obligation of the appropriate Series. Custodian shall make commercially reasonable efforts to wire funds for Fund redemptions as promptly as practicable under the circumstances, after confirming receipt of instructions in an agreed format from the transfer agent of the Funds.
     4. Notwithstanding the above provisions regarding the redemption of any Shares, whenever any Shares are redeemed pursuant to any check redemption privilege which may from time to time be offered by the Fund, Custodian, unless otherwise instructed by a Certificate or Instructions, shall, upon presentment of such check, charge the amount thereof against the money held in the Account of the Series of the Shares being redeemed, provided, that if the Fund or its agent timely advises Custodian that such check is not to be honored, Custodian shall return such check unpaid.
ARTICLE VII
PAYMENT OF DIVIDENDS OR DISTRIBUTIONS
     1. Whenever the Fund shall determine to pay a dividend or distribution on Shares it shall furnish to Custodian Instructions or a Certificate setting forth with respect to the Series specified therein the date of the declaration of such dividend or distribution, the total amount payable, and the payment date.
     2. Upon the payment date specified in such Instructions or Certificate, Custodian shall pay out of the money held for the account of such Series the total amount payable to the dividend agent of the Fund specified therein.

ARTICLE VIII
CONCERNING CUSTODIAN
     1. (a) Custodian shall exercise such good faith, reasonable care, diligence and prudence in carrying out the duties and obligations set forth herein as a professional custodian would exercise under the facts and circumstances. Except as otherwise expressly provided herein, Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees (collectively, “Losses”), incurred by or asserted against the Fund, except those Losses arising out of Custodian’s own negligence, bad faith or willful misconduct (i.e., the Custodian’s standard of care). Custodian shall have no liability whatsoever for the action or inaction of any Depository, Foreign Depository or Subcustodian, except in each case to the extent such action or inaction is a direct result of the Custodian’s failure to fulfill its duties hereunder. With respect to any Losses incurred by the Fund as a result of the acts or any failures to act by any Depository, Foreign Depository or Subcustodian (other than a Custodian Affiliate), Custodian shall take appropriate action to recover such Losses from such Depository, Foreign Depository or Subcustodian; provided that, at the Fund’s election and to the extent practicable under the circumstances and allowable under the applicable agreement and/ or the law pursuant to which such agreement is construed, the Fund shall be subrogated on behalf of the Series to the rights of the Custodian with respect to any claims against such entity as a consequence of any such Loss if and to the extent that the Series have not been made whole for any such Loss by such Depository, Foreign Depository or Subcustodian.
     2. In no event shall Custodian be liable to the Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement, nor shall Custodian or any Subcustodian be liable: (i) for acting in accordance with any Certificate or Oral Instructions actually received by Custodian and reasonably believed by Custodian to be given by an Authorized Person; (ii) for acting in accordance with Instructions; (iii) for presuming that all Instructions are given only by person(s) duly authorized; (iv) for presuming that all disbursements of cash directed by the Fund, whether by a Certificate, an Oral Instruction, or an Instruction, are in accordance with Section 2(i) of Article II hereof; (v) for holding property in any particular country, including, but not limited to, Losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; exchange or currency controls or restrictions, devaluations or fluctuations; availability of cash or Securities or market conditions which prevent the transfer of property or execution of Securities transactions or affect the value of property; (vi) for any Losses due to forces beyond the control of Custodian, including without limitation acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, or interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, but only if Custodian is reasonable in its maintenance of such back-up systems and disaster recovery plans as are set forth herein; (vii) for the insolvency of any Subcustodian (other than a Custodian Affiliate), any Depository, or, except to the extent such action or inaction is a direct result of the Custodian’s failure to fulfill its duties hereunder, any Foreign Depository; or (viii) for any Losses arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, including, without limitation, implementation or adoption of any rules or procedures of a Foreign Depository, which may affect, limit, prevent or impose costs or burdens on, the transferability, convertibility, or availability of any currency or Composite Currency Unit in any country or on the transfer of any Securities, and in no event shall Custodian be obligated to substitute another currency for a currency (including a currency that is a component of a Composite Currency Unit) whose transferability, convertibility or availability has been affected, limited, or prevented by such law, regulation or event, and to the extent that any such law, regulation or event imposes a cost or charge upon Custodian in relation to the transferability, convertibility, or availability of any cash currency or Composite Currency Unit, such cost or charge shall be for the account of the Fund, and Custodian may treat any account denominated in an affected currency as a group of separate accounts denominated in the relevant component currencies.
          (b) Custodian may enter into subcontracts, agreements and understandings with any Custodian Affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder, provided that Custodian acts in good faith and with reasonable care, diligence and prudence in doing so. No such subcontract, agreement or understanding shall discharge Custodian from its obligations hereunder, and Custodian shall be liable for the acts or omissions of any Custodian Affiliate to the same extent as it is liable for its own acts and omissions under this Agreement. Other than as contemplated herein, Custodian will not assign any of its rights, powers or duties under this Agreement without the Fund’s prior written consent.
          (c) The Fund agrees to indemnify Custodian and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, including reasonable fees and expenses of counsel incurred by Custodian in a successful defense of claims by the Fund; provided however, that the Fund shall not indemnify Custodian for those Losses arising out of Custodian’s own negligence, bad faith or willful misconduct, or for any Losses that constitute indirect, special or consequential damages or lost profits. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.
     3. Custodian agrees to indemnify the Fund against and hold the Fund harmless from and against any and all direct damages arising out of Custodian’s failure to discharge its duties hereunder in accordance with its standard of care as set forth herein. This indemnity shall be a continuing obligation of Custodian, its successors and assigns, notwithstanding the termination of this Agreement.
     4. Without limiting the generality of the foregoing (and provided that the Custodian’s acts or omissions do not constitute a breach of any representation or warranty of Custodian under this Agreement), Custodian shall be under no obligation to inquire into, and shall not be liable for:
          (a) Any Losses incurred by the Fund or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Securities, or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market;
          (b) The validity of the issue of any Securities purchased, sold, or written by or for the Fund, the legality of the purchase, sale or writing thereof, or the propriety of the amount paid or received therefor;

          (c) The legality of the sale or redemption of any Shares, or the propriety of the amount to be received or paid therefor;
          (d) The legality of the declaration or payment of any dividend or distribution by the Fund;
          (e) The legality of any borrowing by the Fund;
          (f) The legality of any loan of portfolio Securities, nor shall Custodian be under any duty or obligation to see to it that any cash or collateral delivered to it by a broker, dealer or financial institution or held by it at any time as a result of such loan of portfolio Securities is adequate security for the Fund against any loss it might sustain as a result of such loan, which duty or obligation shall be the sole responsibility of the Fund. In addition, Custodian shall be under no duty or obligation to see that any broker, dealer or financial institution to which portfolio Securities of the Fund are lent makes payment to it of any dividends or interest which are payable to or for the account of the Fund during the period of such loan or at the termination of such loan, provided, however that Custodian shall promptly notify the Fund in the event that such dividends or interest are not paid and received when due;
          (g) The sufficiency or value of any amounts of money and/or Securities held in any Special Account in connection with transactions by the Fund; whether any broker, dealer, futures commission merchant or clearing member makes payment to the Fund of any variation margin payment or similar payment which the Fund may be entitled to receive from such broker, dealer, futures commission merchant or clearing member, or whether any payment received by Custodian from any broker, dealer, futures commission merchant or clearing member is the amount the Fund is entitled to receive, or to notify the Fund of Custodian’s receipt or non-receipt of any such payment, except that Custodian shall as promptly as practical under the circumstances notify the Fund of any difference between the amount the Fund has specified in a Certificate or Oral Instructions the amount to be received and the amount the Custodian actually receives or does not receive; or
          (h) Whether any Securities at any time delivered to, or held by it or by any Subcustodian, for the account of the Fund and specifically allocated to a Series are such as properly may be held by the Fund or such Series under the provisions of its then current prospectus and statement of additional information, or to ascertain whether any transactions by the Fund, whether or not involving Custodian, are such transactions as may properly be engaged in by the Fund.
     5. Custodian may, with respect to questions of law specifically regarding an Account, obtain the advice of Fund counsel, or its own counsel at its expense, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.
     6. Custodian shall be under no obligation to take action to collect any amount payable on Securities in default, or if payment is refused after due demand and presentment, except that Custodian shall as promptly as practical under the circumstances notify the Fund in writing of such refusal to pay.

     7. Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transactions affecting any Account.
     8. The Fund shall pay to Custodian the fees and charges as may be specifically agreed upon from time to time and as set forth in the attached fee agreement Appendix II, and such other fees and charges at Custodian’s standard rates for such services as may be applicable and agreed to by the parties in advance. Such fees and charges shall not include out-of-pocket disbursements of the Custodian; the Custodian shall be entitled to bill separately for reasonable and documented out-of pocket disbursements of the type that are listed in the fee agreement Appendix II.
     9. Custodian has the right to debit any cash account for any amount payable by the Fund in connection with any and all obligations of the Fund to Custodian including, without limitation, any obligations to The Bank of New York Mellon under the Treasury Services Terms and Conditions or Agreement for Shareholder Draft Processing Service applicable to the Fund, provided that Custodian has endeavored in good faith to notify the Fund of such debit. In addition to the rights of Custodian under applicable law and other agreements, at any time when the Fund shall not have honored any of its obligations to Custodian, Custodian shall have the right without notice to the Fund to retain or set-off, against such obligations of the Fund, any Securities or cash Custodian or a Custodian Affiliate may directly or indirectly hold for the account of the Fund, and any obligations (whether matured or unmatured) that Custodian or a Custodian Affiliate may have to the Fund in any currency or Composite Currency Unit, and Custodian shall notify the Fund whenever it has exercised such right. Any such asset of, or obligation to, the Fund may be transferred to Custodian and any Custodian Affiliate in order to effect the above rights.
     10. The Fund agrees to forward to Custodian a Certificate or Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to Custodian. The Fund agrees that the fact that such confirming Certificate or Instructions are not received or that a contrary Certificate or contrary Instructions are received by Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by Custodian. If the Fund elects to transmit Instructions through an on-line communications system offered by Custodian, the Fund’s use thereof shall be subject to the Terms and Conditions attached as Appendix I hereto. If Custodian receives Instructions which appear on their face to have been transmitted by an Authorized Person via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the Fund understands and agrees that Custodian cannot determine the identity of the actual sender of such Instructions and that Custodian shall presume that such Written Instructions have been sent by an Authorized Person. If the Fund elects (with Custodian’s prior consent) to transmit Instructions through an on-line communications service owned or operated by a third party, the Fund agrees that Custodian shall not be responsible or liable for the reliability or availability of any such service.
     11. The books and records pertaining to the Fund which are in possession of Custodian shall be the property of the Fund and shall be surrendered to the Fund promptly on request. Such books and records shall be prepared and maintained as required by the 1940 Act and the rules thereunder, as well as all other applicable law, rule or regulation. The Fund, or its authorized representatives, shall have access to such books and records during Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Custodian to the Fund or its authorized representative. Upon the reasonable request of the Fund, Custodian promptly shall provide in hard copy or on computer disc or other electronic form approved by the Company any records included in any such delivery which are maintained by Custodian on a computer disc, or are similarly maintained.
     12. It is understood that Custodian is authorized to supply any information regarding the Accounts which is required by any law, regulation or rule now or hereafter in effect. The Custodian shall provide the Fund with any report obtained by the Custodian on the system of internal accounting control of a Depository, including, on an annual basis, a copy of any reports prepared in compliance with the requirements of Statement of Auditing Standards No. 70 issued by the American Institute of Certified Public Accountants, as it may be amended from time to timeor such other similar report or attestation used by professional custodians relating to their internal controls.
     13. BNY has implemented policies and procedures reasonably designed to provide for adequate training and supervision of employees and vendor management.
     14. No party hereto shall have any duties or responsibilities to the other party whatsoever under this Agreement, except such duties and responsibilities as are specifically set forth in this Agreement or are otherwise agreed to by the parties in writing.
ARTICLE IX
TERMINATION
     1. Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of giving of such notice. In the event such notice is given by the Fund, it shall be accompanied by a copy of a resolution of the board of the Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating a successor custodian or custodians, each of which shall be a bank or trust company having not less than $2,000,000 aggregate capital, surplus and undivided profits. In the event such notice is given by Custodian, the Fund shall, on or before the termination date, deliver to Custodian a copy of a resolution of the board of the Fund, certified by the Secretary or any Assistant Secretary, designating a successor custodian or custodians. In the absence of such designation by the Fund, Custodian may designate a successor custodian which shall satisfy the requirements of the 1940 Act and any other applicable law. Upon the date set forth in such notice this Agreement shall terminate, and Custodian shall upon receipt of a notice of acceptance by the successor custodian on that date deliver directly to the successor custodian all Securities and money then owned by the Fund and held by it as Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled. Custodian agrees to provide reasonable cooperation to the Fund in connection with the transition to a successor custodian.
     2. If a successor custodian is not designated by the Fund or Custodian in accordance with the preceding Section, the Fund shall upon the date specified in the notice of termination of this Agreement and upon the delivery by Custodian of all Securities (other than Securities which cannot be delivered to the Fund) and money then owned by the Fund be deemed to be its own custodian and Custodian shall thereby be relieved of all duties and responsibilities pursuant to this

Agreement, other than the duty with respect to Securities which cannot be delivered to the Fund to hold such Securities hereunder in accordance with this Agreement.
     3. Following termination, Custodian will as promptly as is practicable under the circumstances, forward income and principal received, if any, with respect to the Fund, including but not limited to tax reclaim payments for tax reclaims filed prior to termination, to the designated successor custodian or the Fund, as applicable.
ARTICLE X
MISCELLANEOUS
     1. The Fund agrees to furnish to Custodian a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Custodian shall be fully protected in acting upon Certificates or Oral Instructions of such present Authorized Persons.
     2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to Custodian, shall be sufficiently given if addressed to Custodian and received by it at its offices at One Wall Street, New York, New York 10286, or at such other place as Custodian may from time to time designate in writing.
     3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and received by it at its offices at 200 West Street, New York, New York 10282, attn: Peter Bonanno, or at such other place as the Fund may from time to time designate in writing.
     4. Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.
     5. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any exclusive jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties, except that any amendment to the Authorized Persons list need be signed only by the Fund and any amendment to Appendix I hereto need be signed only by Custodian. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.
     6. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and Custodian hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.
     7. The Fund hereby acknowledges that Custodian is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Custodian must obtain, verify and record information that allows Custodian to identify the Fund. Accordingly, prior to opening an Account hereunder Custodian will ask the Fund to provide certain information including, but not limited to, the Fund’s name, physical address, tax identification number and other information that will help Custodian to identify and verify the Fund’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. The Fund agrees that Custodian cannot open an Account hereunder unless and until Custodian verifies the Fund’s identity in accordance with its CIP.
     8. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
     9. Custodian shall with respect to each of the Fund’s investment portfolios create and maintain all records relating to its activities and obligations under this Agreement during and after the term thereof is such manner as will meet the obligations of Fund under the 1940 Act with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of Fund and shall at all times during the regular business hours of Custodian be open for inspection by duly authorized officers, employees or agents of Fund and employees and agents of the Securities and Exchange Commission. Custodian shall, at Fund’s request, supply Fund with a tabulation of securities owned by each portfolio and held by Custodian and shall, when requested to do so by Fund and for such compensation as shall be agreed upon between Fund and Custodian, include certificate numbers in such tabulations.
     10. The name “Goldman Sachs Trust” is the designation of the Board of Trustees for the time being under the Declaration of Trust and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Trustees, officers, agents, nor shareholders of the Fund assume any personal liability for obligations entered into on behalf of the Fund. No Series shall be liable for any claims against any other Series.
     11. In the event that the Fund establishes additional Series with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such Series shall be added to Schedule I hereunder.
     12. Custodian agrees not to use the name of the Fund, any series thereof, nor the name of Goldman, Sachs & Co., its affiliates, designees, or assignees in any material written in a manner not previously, specifically approved in writing by the Fund, Goldman, Sachs & Co., or its affiliates, designees, or assignees except where required by the Securities and Exchange Commission or any federal or state agency responsible for regulation of the Custodian.

     13. Custodian agrees on its behalf and on behalf of its employees to treat confidentially as proprietary information of the Fund, all records and other information relative to the Fund and its portfolios, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be withheld where the Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. Custodian agrees to comply with the Fund’s policies related to non-disclosure of portfolio holdings BNY and privacy of customer information pursuant to Regulation S-P.

     IN WITNESS WHEREOF, the Fund and Custodian have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

By:	/s/ Scott McHugh
Goldman Sachs Trust
on behalf of each Fund identified on Schedule I attached hereto

By:	/s/ Scott McHugh
Goldman Sachs Variable Insurance Trust
on behalf of each Fund identified on Schedule I attached hereto

THE BANK OF NEW YORK MELLON
By:	/s/ Joseph Keenan
Title:

SCHEDULE I
Goldman Sachs Financial Square Tax-Exempt New York Fund
Goldman Sachs Financial Square Treasury Obligations Fund
Goldman Sachs Financial Square Prime Obligations Fund
Goldman Sachs Financial Square Government Fund
Goldman Sachs Financial Square Money Market Fund
Goldman Sachs Financial Square Tax-Free Money Market Fund
Goldman Sachs Financial Square Federal Fund
Goldman Sachs Financial Square Treasury Instruments Fund
Goldman Sachs Financial Square Tax-Exempt California Fund
Goldman Sachs Variable Insurance Trust — Goldman Sachs Money Market Fund

APPENDIX I
ELECTRONIC SERVICES TERMS AND CONDITIONS
     The use of Workbench Services and INFORM Services are governed by and subject to these Electronic Access Terms and Conditions (“EATCs”).
Definitions
“Affiliate” shall mean any company which, directly or indirectly, controls, is controlled by or is under common control with another company, where “control” means possessing, directly or indirectly, the power to direct the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise, and the words “controls” and “controlled” will be construed accordingly.
“Authorized User” shall mean (a) employees of the Client; and (b) other persons designated by Client (subject to BNYM’s approval).
“BNYM Web Sites” shall mean the components of the Electronic Delivery Mechanism consisting of the Internet web sites hosted by BNYM on the world wide web and the Proprietary Software through which Proprietary Information or Client Data is accessed: (1) Workbench services — http://www.workbench.bnymellon.com and (2) INFORM services — https://inform.bankofny.com or http://ii.bnyinform.com.
“Commands” shall mean directions given via computer, including but not limited to keystrokes and mouse clicks.
“Client” shall mean, collectively, the Client of BNYM and any of Client’s Affiliates identified in the EASA.
“Client Data” shall mean Client’s portfolio information that is unique to Client’s portfolio (such as number of shares and which holdings) and provided or accessed through the Electronic Delivery Mechanism, provided that Client Data will not be construed to include Proprietary Information.
“Data Terms Web Site” shall mean the set of terms and conditions (as may be amended by BNYM from time to time without notice to Client) available at http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or such other location as BNYM shall notify the Client in writing.
“EASA” shall mean a written Electronic Access Services Agreement executed between BNYM and Client, which incorporates these EATCs by reference.
“Information” shall encompass any software, text, graphics, files, scripts or other content or materials, any database and any proprietary data, processes, information and documentation made available to Client by BNYM.
“Information Provider” shall mean any third party source, excluding a Third Party Service Provider, from which Proprietary Information may have been gathered.
“Proprietary Information” shall mean Information provided or available through the Electronic Delivery Mechanism in which BNYM, its Affiliates or Information Providers have a proprietary interest, including without limitation the following: (i) security identifiers (e.g. CUSIPS and SEDOLS), (ii) ratings (e.g. S&P, Moody‘s, Fitch), (iii) classifications data (e.g. GICS, ICB, Russell, Lehman, Merrill Lynch, Topix), (iv) index data; and (v) other data identified to a proprietary source or data in an ancillary service covered by an addendum to the EASA.
“Proprietary Software” shall mean the component of the Electronic Delivery Mechanism that consists of proprietary software owned by BNYM and its Affiliates through which Client and Authorized Users may access Proprietary Information or Client Data.

“Third Party Service Provider” shall mean any other party (excluding an Information Provider) that provides services to BNYM and its Affiliates in relation to the Electronic Delivery Mechanism.
Services
(a) BNYM will provide the Electronic Delivery Mechanism to Client and its Affiliates through Client’s Authorized Users via the BNYM Web Sites. Client and Authorized Users will gain access to and may be able to configure and download Proprietary Information and Client Data, all through the Electronic Delivery Mechanism by issuing Commands through Proprietary Software or the BNYM Web Sites, subject to the terms of this EASA.
(b) BNYM retains the discretion and authority to add, delete or revise in whole or in part the Electronic Delivery Mechanism offered to the Client and to modify the BNYM Web Sites and the Proprietary Software from time to time. To the extent reasonably possible, BNYM will provide notice of such modifications, which notice may be provided via the BNYM Web Sites.
(c) BNYM may review or retain records of Client’s or Authorized User’s Commands for any applicable legal or regulatory requirement and, among other reasons, for monitoring the quality of service Client receives, Client’s compliance with this EASA and the security of the Information.
License/Proprietary Rights
(a) The BNYM Web Sites, Electronic Delivery Mechanism, Proprietary Software and Proprietary Information are proprietary to BNYM, its licensors, Information Providers or Third Party Service Providers. Client shall cooperate with reasonable written requests from BNYM to protect BNYM’s, BNYM’s licensors’, Information Providers’ and/or Third Party Service Providers’ respective rights in the BNYM Web Sites, Electronic Access, Proprietary Software or Proprietary Information. Nothing in this EASA shall be construed as giving Client and Authorized Users any license or right to use any of BNYM’s, BNYM’s licensors’, Information Providers’ and/or Third Party Service Providers’ trademarks, logos and/or service marks.
(b) Proprietary Software License
     (1) To the extent Client and Authorized Users receive Proprietary Software hereunder, BNYM hereby grants Client and such Authorized Users a limited, worldwide, non-exclusive, non-transferable license for the term of this EASA to install such Proprietary Software on Client’s internal computer system only and to use such Proprietary Software solely in connection with the Electronic Delivery Mechanism. This license shall continue through the earlier of (i) BNYM’s termination of the license for such software, as may be permitted herein; or (ii) the termination of this EASA. To the extent such internal computer system is accessible to networks beyond the control of Client, such as without limitation the Internet, Client shall take commercially reasonable measures to protect from unauthorized access the computers on which the Proprietary Software is installed, unless such unauthorized access is a result of BNYM’s gross negligence or willful misconduct.
     (2) Client and Authorized Users shall have no rights in or to Proprietary Software, or any copies thereof, except for the right to use Proprietary Software as specifically set forth in this EASA. Title and ownership rights to Proprietary Software (including, copyright and trade secret property rights inherent in and appurtenant thereto) shall remain with BNYM or any third party owner. Client may make copies of the Proprietary Software for backup purposes only, provided all copyright and other Proprietary Information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. Client and Authorized Users shall not: (i) except as provided above, make additional copies of Proprietary Software; (ii) disclose Proprietary Software to, or allow Proprietary Software to be used by or for the benefit of, any third party; (iii) modify Proprietary Software and/or merge Proprietary Software with another software program; (iv) alter, decompile, disassemble, reverse engineer or otherwise modify Proprietary Software; and (v) remove any copyright or proprietary rights notices or legends placed upon or within Proprietary Software. Client agrees, on behalf of itself and Authorized Users, not to use the Proprietary Software for any other purpose, including without limitation, use in a time share or service bureau arrangement. Client shall be responsible for the consequences of any misuse of, or unauthorized use of or access to, Proprietary Software by Client’s Authorized Users.

(c) Proprietary Information
     (1) Proprietary Information provided hereunder may be subject to certain additional provisions or restrictions in licenses BNYM and/or its Affiliates have with Information Providers or such Information Providers may require Client to agree to certain terms and conditions, provided however, such terms and conditions do not materially alter the terms of this Agreement. Such additional provisions, restrictions and requirements are shown on the Data Terms Web Site. Terms on the Data Terms Web Site may be revised periodically with concurrent notice to the Client, which notice may be provided via the BNYM Web Sites. Use of the Electronic Delivery Mechanism, and continued use of the Electronic Delivery Mechanism following revision of any terms on the Data Terms Web Site, constitutes Client’s acceptance of and agreement to the then-current terms shown on the Data Terms Web Site.
     (2) Client’s use of the Proprietary Information may require Client to enter into additional contracts directly with Information Providers or other Third Party Service Providers. In the event that Client’s rights under its agreement with any such provider conflict with the terms of this EASA, the terms of Client’s provider agreement shall prevail.
     (3) Except to the extent Client is permitted otherwise pursuant to its own licenses with applicable Information Providers, Client agrees that the Proprietary Information shall be solely for its internal use. As used herein, Client’s “internal use” may include Client making available such Proprietary Information to its third party professional advisors provided such advisors are legally obligated to treat such Proprietary Information in a confidential manner and legally prohibited from using such Proprietary Information in any manner other than in support of its services to Client. Client also agrees not to, and to cause Authorized Users and third party professional advisors, not to (i) reproduce or repackage, retransmit, disseminate, sell, distribute, publish, broadcast, or circulate to third parties not covered by “internal use” or otherwise commercially exploit Proprietary Information, (ii) identify and extract Proprietary Information from the Electronic Delivery Mechanism independent of any Client Data, (iii) use Proprietary Information in any Client or third party software application except to the extent formally approved by BNYM in writing, provided however, to the extent that BNYM has observed the use by Client of certain products, systems, materials, software or services with the deliverables, if BNYM knows that such use in combination with the Proprietary Software or Proprietary Information is infringing, BNYM must affirmatively recommend against such usage in combination with the Proprietary Software or Proprietary Information in writing to Client in order for the above exception to be applicable, or (iv) use Proprietary Information in an environment shared by the Client and third parties, in each case without the express written consent of BNYM and without first obtaining any licenses needed from the relevant Information Provider(s). The foregoing shall not be construed to permit Client to allow any third party professional advisor to have direct access to the Electronic Delivery Mechanism through the use of a user id and password issued to Client. In the event Client requires any such professional advisor to have such direct access, Client shall notify BNYM in writing and BNYM will have the right to require such third party professional advisor to execute a separate EASA.
(d) All rights not specifically granted to Client hereunder are reserved by BNYM, its Licensors, Information Providers and/or Third Party Service Providers.
(e) The provisions of this License/Proprietary Rights Section shall survive the termination of the EASA between the Client and BNYM.
Reliance on Commands/Security
(a) Client shall furnish BNYM with a written list of the names, and the extent of authority or level of access of, Client’s proposed Authorized Users. Upon BNYM’s approval (which approval shall not be unreasonably withheld), BNYM shall send to Client a user-id for each Authorized User and, where appropriate, a secure identification device for each Authorized User.
As an alternative to the foregoing, Client may identify in a writing to BNYM the employee(s) at Client (“Client Electronic Access Administrator(s)”) who will have the ability to administer access, including the requesting and revoking of user ids, to the Electronic Delivery Mechanism for Authorized Users as described herein. The Client Electronic Access Administrators will be provided with a level of access that will give them the ability to request the issuance of user IDs for Authorized Users electronically by entering Authorized User information into the web site along with the extent of authority or level of access of such Authorized Users. Client will be solely responsible for the Client Electronic Access Administrator’s actions and for protecting such Client Electronic Access Administrator’s user ids and passwords. Client will not, through a Client Electronic Access Administrator, request a user ID for anyone other than a permanent employee of Client, and Client will be responsible for ensuring that its Client Electronic Access Administrators understand that they are not to request user ids for individuals other than permanent Client employees. Any request for a user id for an individual that is not a permanent Client employee shall be addressed to BNYM through Client’s Client Services Officer.
The Client will be responsible for providing the user-ids, and as appropriate secure identification devices, received from BNYM for each Authorized User to the Authorized Users.
Client shall ensure that an Authorized User returns the secure identification device following the termination of that user’s authorization to access the Electronic Delivery Mechanism. Client shall return the secure identification devices of all of the users immediately upon termination of this EASA. Client shall be responsible for immediately notifying BNYM in writing in the event of the change in status of any Client Electronic Access Administrator that would cause such individual to no longer need access to the functionality that allows for the requesting of user ids for Authorized Users or the revocation or disabling of such user ids.
BNYM shall be authorized and entitled to rely on, and shall be fully protected in acting upon, any Commands associated with a user id issued to an Authorized User, until such time as notified in writing by Client (and after passage of a reasonable time for BNYM to act upon such notice) of the change in status of an Authorized User. Notwithstanding the foregoing, if Client requested a Client Electronic Access Administrator to have authority to request user ids electronically, Client will be solely responsible for revoking the authorization granted to any Authorized User upon Client’s determination that the authorization is no longer necessary for such Authorized User’s job duties or the Authorized User has left Client’s employ or for any other reason.
(b) Browser software compatibility is published on the BNYM Web Sites, and may be updated from time to time by BNYM with concurrent notice to Client, which notice may be provided via the BNYM Web Sites. With the exception of Proprietary Software and browser software listed on the BNYM Web Sites or other applications formally approved by BNYM in writing, Client agrees not to use, and agrees to require each Authorized User not to use, any software, program, application or any other device to access or log on to BNYM’s computer systems or the BNYM Web Sites, provided however, to the extent that BNYM has observed the use by Client of certain products, systems, materials, software or services with the deliverables, if BNYM knows that such use in combination with the Proprietary Software or Proprietary Information is infringing, BNYM must affirmatively recommend against such usage in combination with the Proprietary Software or Proprietary Information in writing to Client in order for the above exception to be applicable. Except to the extent formally approved in writing by BNYM, Client agrees not to, and agrees to require each Authorized User not to, automate the process of obtaining, downloading, transferring or transmitting any Proprietary Information or Client Data.
Client Responsibilities and Obligations
(a) Client is responsible for having and maintaining, and for ensuring that each Authorized User has and maintains, all hardware, equipment and software (other than the Proprietary Software) necessary to access and use the Electronic Delivery Mechanism. Client shall accept and properly install any updates or modification to any software forming part of the Electronic Delivery Mechanism that BNYM considers necessary, and shall cause its Authorized Users do the same.
(b) The Client shall maintain the confidentiality of the Authorized Users’ BNYM-assigned user-ids and passwords and the security of any secure identification devices. The Client is responsible for all Commands processed through the BNYM Web Sites through and under, and the use of, the Authorized Users’ user-ids and passwords (except to the extent arising out of the acts of BNYM). The Client will notify BNYM immediately if it becomes aware of any loss or theft of any Authorized Users’ user-ids, passwords or secure identification devices, or of any unauthorized use of any Authorized Users’ user-ids, passwords or secure identification devices or of the Electronic Delivery Mechanism, Proprietary Information or Client Data.
(c) The Client (and its Authorized Users, as appropriate) shall:

(1)	Use the Electronic Delivery Mechanism only within the scope of the EASA and shall not permit the use of the Electronic Delivery Mechanism by any third party that is not an Authorized User.
(2)	Not use any Command or other feature of the BNYM Web Sites for any purpose that is unlawful.
(3)	Keep all information contained in the Client’s profile up-to-date.
(4)	Not upload or post to the BNYM Web Sites any material protected by copyright or any other intellectual property right (as well as rights of publicity and privacy) without first obtaining the permission of the owner of such rights.
(5)	Not unlawfully export or re-export, directly or indirectly, any part of the Electronic Delivery Mechanism in contravention of applicable law.
(d) Access to third party Web Sites linked to or referenced in the BNYM web sites is at the Client’s or each Authorized User’s sole discretion. BNYM is not responsible for third party Web Sites that collect information from parties who visit their web sites through links on the BNYM Web Sites.
Confidentiality
(a) The Electronic Delivery Mechanism (including without limitation the design, programming techniques, algorithms and codes contained within the Electronic Delivery Mechanism) and Proprietary Information are confidential property of BNYM, its licensors or the Information Providers or Third Party Service Providers, and, for purposes hereof, shall be deemed the confidential property of BNYM (“BNYM Confidential Property”).
(b) BNYM acknowledges that it or its employees may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information which is proprietary to or confidential to Client or its Affiliates or their clients or to third parties to whom Client owes a duty of confidentiality. Any and all non-public information of any form obtained by BNYM or its employees in the performance of this Agreement including Client Data shall be deemed to be confidential and proprietary information (together with BNYM Confidential Property hereinafter known as “Confidential Information”). Confidential Information shall not include information which is (i) in or becomes part of the public domain other than by disclosure by BNYM in violation of this EATC, (ii) demonstrably known to BNYM previously, (iii) independently developed by BNYM outside of this EATC or (iv) rightfully obtained by BNYM from third parties.
(c) Neither party shall disclose or make unauthorized use (i.e., a use not permitted under this EASA or a separate agreement between the Client and an Information Provider or Third Party Service Provider) of the Confidential Information. Both parties agree to hold such information in strict confidence and will not copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or to use such information for any purposes whatsoever other than as contemplated under this EATC and will advise each of its employees who may be exposed to such proprietary and Confidential Information of their obligations to keep such information confidential. Both parties will take care to protect Confidential Property from examination by anyone except for its employees who have a need to know or as otherwise permitted under this EASA. Client shall be responsible for the consequences of any misuse of, or unauthorized use of or access to, any BNYM Confidential Property by the Client’s Authorized Users.
(d) The obligations in this section shall not restrict any disclosure by Client pursuant to any applicable law, or by order of any court or government agency.
(e) This provision shall survive termination or expiration of this Agreement.
Limited Warranty/Exclusion of Other Warranties
(a) BNYM represents and warrants that it has the full right and authority to enter into this EASA and to provide the Electronic Delivery Mechanism under its terms.
(b) Except as otherwise provided under (c) below, Proprietary Information and Client Data provided through the Electronic Delivery Mechanism are provided on an “AS-IS” basis and Client accepts the entire risk as to how and for what purposes Client and Authorized Users use such Proprietary Information and Client Data. Except for its gross negligence or willful misconduct, neither BNYM, the Information Providers nor the Third Party Service Providers shall have any liability, contingent or otherwise, under this EASA for the accuracy, completeness, timeliness or correct sequencing of Proprietary Information or Client Data. Client acknowledges that (i) Client Data provided through the Electronic Delivery Mechanism is subject to change because (x) such Client Data is generally updated as of the prior business day’s close of business, and (y) as is customary in securities trading transactions, is subject to adjustment and correction and that (ii) Proprietary Information and Client Data provided through the Electronic Delivery Mechanism are not reconciled on a real-time basis and are provided via the Electronic Delivery Mechanism without any independent investigation by BNYM.
(c) Notwithstanding Section (b) above, nothing in this EASA shall limit Client’s rights and remedies under any other written agreement between Client and BNYM or and affiliate of BNYM with respect to Client Data provided by BNYM to Client pursuant to such written agreement through Electronic Services. However, for the avoidance of doubt, nothing under this Section (c) shall create any separate basis of liability on the part of BNYM or its affiliates to Client because such Client Data is accessed or received by Client through Electronic Access.
(d) THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR USE, NO WARRANTY OF QUALITY. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE PROPRIETARY INFORMATION OR CLIENT DATA. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN CLAUSE (a) OF THIS SECTION, THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE ELECTRONIC DELIVERY MECHANISM.
Indemnification
(a) BNYM shall indemnify, defend and hold harmless Client and pay any damages finally awarded by a court of competent jurisdiction, in any action or proceeding commenced by a third party against Client based on a claim that the Proprietary Software or BNYM Web Sites infringe upon a third party patent, copyright, or trade secret, provided that Client (i) notifies BNYM promptly of any such action or claim (except that the failure to so notify BNYM shall not limit BNYM’s obligations hereunder except to the extent that such failure materially prejudices BNYM); (ii) grants BNYM full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provides BNYM all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations shall not apply, however, to any claim or action arising from (i) Client or Authorized User’s use of the Proprietary Software or BNYM Web Sites in a manner not authorized by this EASA; or (ii) Client or Authorized User’s use of the Proprietary Software or BNYM Web Sites in combination with other software or services not supplied by BNYM where such use alone would not be infringing.
(b) In addition to BNYM’s indemnification obligations set forth in paragraph (a) above, in the event that the Proprietary Software or BNYM Web Sites are found to infringe upon a third party patent, copyright, trade secret, or other proprietary right, or in BNYM’s opinion the Proprietary Software or BNYM Web Sites are likely to be found to so infringe, BNYM may, at its sole option, (i) procure for Client the right to continue using the Proprietary Software or BNYM Web Sites; (ii) replace the Proprietary Software or BNYM Web Sites with software or services that are non-infringing; or (iii) terminate this EASA and refund to Client any pre-paid charges specifically relating to the Proprietary Software or BNYM Web Sites, if any.
(c) THE FOREGOING PARAGRAPHS (a) AND (b) OF THIS SECTION STATE BNYM’S SOLE OBLIGATION, AND CLIENT‘S SOLE REMEDY, WITH RESPECT TO ANY CLAIM OF INFRINGEMENT REGARDING THE PROPRIETARY SOFTWARE OR BNYM WEB SITES.
(d) Except to the extent prohibited by applicable law, Client shall indemnify, protect and hold BNYM harmless from and against all losses, liabilities, judgments, suits, actions, proceedings, claims, damages and costs, including reasonable legal fees and expenses, resulting from or arising out of (i) any breach by Client or any Authorized User of any term in this EASA and (ii) any person obtaining access to the Electronic Delivery Mechanism through Client or any Authorized User or through use of the Client’s or Authorized User’s password, user-id or secure identification device, whether or not Client authorized such access (except to the extent of any unauthorized access that results from the gross negligence or willful misconduct of BNYM).
Limitation of Liability
(a) EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THE SECTION OF THESE EATCs ENTITLED “INDEMNIFICATION”, EACH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR BREACH OF CONFIDENTIALITY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE THE OTHER PARTY, ANY AUTHORIZED USER OR ANYONE ELSE FOR ANY DAMAGES, INCLUDING CONSEQUENTIAL, RELIANCE, EXEMPLARY, INCIDENTAL, SPECIAL, COMPENSATORY, ECONOMIC, PUNITIVE OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSSES AND DAMAGES THAT RESULT FROM THIS EASA OR THE USE OF OR INABILITY TO USE THE ELECTRONIC DELIVERY MECHANISM OR PROPRIETARY INFORMATION OR CLIENT DATA), EVEN IF PARTY, ITS LICENSORS, THE INFORMATION PROVIDERS OR THE THIRD PARTY SERVICE PROVIDERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.
(b) None of BNYM, its licensors, the Information Providers or the Third Party Service Providers shall be liable under this EASA if they are prevented from or delayed in performing their obligations, or for any loss resulting from a cause that is beyond the reasonable control of that entity.
(c) BNYM makes no guarantee that the Electronic Delivery Mechanism and Proprietary Information are virus-free; however, BNYM will make commercially reasonable efforts to ensure that the systems used by BNYM to provide the Electronic Delivery Mechanism and Proprietary Information are virus-free. BNYM is not liable for any loss or damage resulting from voluntary shutdown of the server or the BNYM Web Sites by BNYM to address computer viruses, denial-of-service messages or other similar problems. BNYM is not responsible for any damage to Client’s computer, software, modem, telephone or other property resulting from Client’s use of the Electronic Delivery Mechanism.
(d) Notwithstanding the foregoing, nothing contained in the EASA shall be deemed to modify or limit any service obligation or liability that BNYM may otherwise have to Client under any other agreement between BNYM and Client.
No Promotion
Without the prior written consent of the other party, neither party will (i) use the name of the other party, or the name of any of the other party’s Related Parties, or any trade name, trademark, trade device, service mark, symbol, logo or any abbreviation, contraction or simulation of the other party or its affiliates in advertising, publicity, or otherwise; or (ii) represent (directly or indirectly) that any product or any service provided by the party has been approved or endorsed by the other.
Term and Termination
(a) In addition to any termination provision set forth in the EASA, Client or BNYM may terminate the EASA as follows:
(1) In the event of any breach of the EASA, the non-breaching party may terminate the EASA immediately upon written notice to the breaching party if any breach of the EASA remains uncured after thirty (30) days written notice of the breach is sent to the breaching party.
(2) Either BNYM or Client may terminate the EASA in the event the other party (a) files for liquidation, dissolution or bankruptcy, (b) fails to have dismissed a bankruptcy, liquidation or dissolution proceeding that was commenced against it by a third party within ninety (90) days of the filing; or (c) makes an assignment for the benefit of creditors.

(3) BNYM may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNYM believes there is a security risk created by such access.
(4) BNYM may terminate, immediately and without advance notice, and without right of cure, any portion or component of the Electronic Delivery Mechanism, the BNYM Web Sites or Proprietary Information in the event an Information Provider or Third Party Service Provider (i) ceases to provide such portion or component to BNYM or an Affiliate of BNYM or (ii) prohibits BNYM from permitting Client to have access to the Information Provider’s Proprietary Information; provided, however, that if BNYM receives advance notice of termination from the provider of such information, BNYM shall provide advance notice of termination to its Customers affected thereby, but only to the extent reasonably practicable under the circumstances.
(b) Within five (5) business days of receiving or giving notice of termination, Client shall notify all Authorized Users of the effective date of the termination of the EASA, irrespective of whether the termination was initiated by BNYM or Client.
(c) In the event of termination, BNYM will cease providing the Electronic Delivery Mechanism and, where applicable and at BNYM’s request, Client shall return to BNYM any copies of Proprietary Software and any Proprietary Information. The foregoing, however, shall not be construed to require Client to return or destroy Proprietary Information that may be embedded within a report containing Client Data, but the Proprietary Information will continue to be subject to the restrictions set forth herein.
(d) The provisions of this Termination Section shall survive the termination of the EASA.

     Schedule of Rights of Audit and Inspection by Goldman Sachs Asset Management, L.P.
Audit Access and Cooperation Rights. Custodian shall keep detailed accounts and records of all activities carried out, and all out-of pocket costs and expenses to be passed on to the Funds, in the performance of its obligations under this Agreement. Upon reasonable notice to Custodian and during normal business hours, Goldman Sachs Asset Management, L.P. (“GS”) or the Funds or their designee has the right to audit and verify the Fund’s Books and Records, Custodian’s operating environment and other areas of service (including those of any subcontractors) to ensure, among other things, that Custodian is maintaining adequate controls and security measures, that Custodian’s billings to GS are correct, that reports relating to Custodian’s performance are accurate and that Custodian is otherwise complying with this Agreement. GS may conduct audit and verification reviews itself or with the assistance of a third party organization (provided that the third party organization executes a confidentiality agreement that contains protections for confidential information comparable to this Agreement), at GS’s expense. All audits shall be performed in a manner intended to minimize disruption to the parties’ respective businesses. All such audits and verifications may be conducted during the term of this Agreement and for a period of one year after the termination of this Agreement.
Audit Expenses. GS shall bear its expenses relating to any audit performed under this provision; provided, however, if any such inspection reveals any invoice or payment has not been rendered or made in accordance with the terms of this Agreement and results in an overcharge to GS which results in a refund or credit of the overcharge, Custodian shall reimburse GS for its reasonable internal costs and external expenses in connection with any audit without prejudice to any other remedies or claims of GS.
Exit Conference. Following an audit or examination by GS, GS may (in its sole discretion) conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Custodian to obtain Custodian’s factual concurrence with issues identified in the review.

APPENDIX II
Custody, Fund Accounting, Fund Administration and
Treasury Management Services Fee Schedule

I. Domestic Custody, Fund Accounting, Fund Administration and Treasury Management Services
Tier 1 - .40 basis points on the first $30 billion in assets
Tier 2 - .325 basis points on the next $30 billion in assets
Tier 3 - .30 basis points on the next $40 billion in assets
Tier 4 - .225 basis points on the remainder
Form N-MFP Filing — $6,000 per fund per annum
US Securities Transaction Charges — Securities Settlement
$2 Automated Book-Entry Settlements (DTC/FRB)
SWIFT Messaging/Reporting Charges — Waived
Treasury Management Transaction Charges
$2 per Wire/Check/ACH
Internal Transfers — Waived
DDA Account Fee — Waived
Reporting Fee — Waived
Out-of-Pocket Expenses
Out-of-Pocket expenses will be passed through to client. These expenses include, but are not limited to, cost of obtaining prices for security valuations (including manual broker quotes), Federal Reserve charges related to securities transactions, postage, courier expense, insurance on physical transfer items, registration fees, stamp duties, telex charges, custom programming, attendance at closings, legal, audit, consultative services or other functions including fund reorganizations. These expenses will be billed to the client as they are incurred. Special projects and other professional services fees would be agreed upon in advance.
Interest on US Dollar Custody Credits
Earnings Credit Plus, will be computed at 100% of the balance on the 90 day t-bill rate and applied to offset monthly Custody Fees where applicable.

Interest on US Dollar Overdrafts
Overdrafts, excluding bank errors, will be computed at the Federal Funds rate on the day of the overdraft and billed monthly.
Terms and Conditions
•	BNY Mellon reserves the right to amend the fees from those quoted should the actual business awarded differ significantly to the information on which this proposal was based.

•	All of the information contained within this schedule is confidential and should not be made available to third parties without receiving prior approval from BNY Mellon.